Exhibit 99.1

NEWS RELEASE

For Additional Information Contact:

Joe Meyers
Chief Financial Officer
(513) 874-8741

PIERRE FOODS, INC. REPORTS RESULTS FOR THE SECOND QUARTER AND FISCAL YEAR-TO-DATE PERIOD ENDED SEPTEMBER 1, 2007

Cincinnati, Ohio, October 13, 2007 ... Pierre Foods, Inc. (the “Company” or “Pierre”), a leading manufacturer, marketer, and distributor of high-quality, differentiated processed food solutions, today reported for its second quarter ended September 1, 2007 (“Second Quarter Fiscal 2008”) net revenues of $151.5 million versus $98.9 million for its second quarter ended September 2, 2006 (“Second Quarter Fiscal 2007”), an increase of 53.2%.  For the fiscal year-to-date period ended September 1, 2007 (“Fiscal 2008”), net revenues were $309.0 million versus $204.7 million for the fiscal year-to-date period ended September 2, 2006 (“Fiscal 2007”), an increase of 51.0%.  The increase in net revenues during Second Quarter Fiscal 2008 and Fiscal 2008 is primarily due to sales associated with the Company’s acquisitions of Zartic and Clovervale and growth in the Company’s Miltary, Warehouse Club and National Accounts end-market segments.

Pierre is a leading manufacturer, marketer, and distributor of high-quality, differentiated food solutions, focusing on pre-cooked and ready-to-cook protein products, compartmentalized meals, and hand-held convenience sandwiches.  Headquartered in Cincinnati, Ohio, Pierre markets its products under a number of brand names, such as Pierre™, Zartic®, Z-Bird®, Circle Z®, Jim’s Country Mill Sausage®, Clovervale Farms®, Chef’s Pantry®, Fast Choice®, Rib-B-Q®, Blue Stone Grill™, Hot ‘n’ Ready®, Big AZ®, Chicken FryZ®, Smokie Grill ®, and Chop House®, and has licenses to sell sandwiches using well-known brands, such as Checkers®, Rally’s®, Krystal®, Tony Roma’s®, and Nathan’s Famous®.

The financial information included throughout this press release for both Second Quarter Fiscal 2008 and Fiscal 2008 includes the financial results of Clovervale and Zartic for the entire periods presented.  The financial information included throughout this press release for both Second Quarter Fiscal 2007 and Fiscal 2007 includes the financial results of Clovervale subsequent to the date of acquisition by Pierre on August 21, 2006, which amounts to approximately 3 weeks of the periods presented.  The financial information included throughout this press release for both Second Quarter Fiscal 2007 and Fiscal 2007 excludes the financial results of Zartic, as the Company did not acquire Zartic until December 11, 2006.

Second Quarter Fiscal 2008 Compared to Second Quarter Fiscal 2007

The Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) was $5.5 million and $12.7 million for Second Quarter Fiscal 2008 and Second Quarter Fiscal 2007, respectively.  The Company reported a net loss of $8.2 million during Second Quarter Fiscal 2008 compared with net income of $0.1 million during Second Quarter Fiscal 2007.  Items contributing to the net loss include, but are not limited to:

•                  Cost of goods sold increased approximately $48.1 million primarily as a result of the acquisitions of Zartic and Clovervale (approximately $34.5 million), increased sales volume and a change in mix to higher cost products (approximately $3.3 million), and increased prices paid for raw materials (approximately $9.4 million); partially offset by other items.

•                  Selling expenses increased approximately $9.4 million primarily as a result of the volume increase due to the acquisitions of Zartic and Clovervale (approximately $9.0 million).

•                  Administrative expense increased approximately $2.4 million primarily as a result of the acquisitions of Zartic and Clovervale (approximately $1.6 million), integration expenses incurred in conjunction with such acquisitions (approximately $0.5 million), bad debt associated with the bankruptcy of a customer ($0.3 million) and increased management consulting fees (approximately $0.2 million).

•                  Interest expense and other income increased approximately $3.4 million primarily as a result of increased average borrowing on the Company’s term loan due to debt incurred in conjunction with the Company’s acquisitions of Zartic and Clovervale, in addition to an increase in average borrowings under the Company’s revolving credit facility.

•                  Depreciation expense increased approximately $1.6 million primarily due to the additional property, plant, and equipment being depreciated as a result of the Company’s acquisitions of Zartic and of Clovervale.

Factors contributing to the net loss were partially offset by:

•                  Net revenues increased approximately $52.6 million primarily as a result of the acquisitions of Zartic and Clovervale (approximately $48.2 million), increased sales volume (approximately $1.7 million) due to an increase in volume in the Company’s Miltary, Warehouse Club and National Accounts end markets, and net price increases to customers (approximately $3.0 million); partially offset by other items.

•                  Income tax expense decreased approximately $4.7 million as a result of a pre-tax loss during Second Quarter Fiscal 2008 compared to pre-tax income during Second Quarter Fiscal 2007.

In the Second Quarter Fiscal 2008, the Company incurred expenses that management believes are one-time in nature of approximately $1.9 million primarily related to unexpected downtime in its facility in Rome, Georgia of approximately $1.0 million and one time administrative and integration costs of approximately $0.9 million.  In addition, the Company has implemented strategic changes — primarily net price increases and headcount reductions - in the third quarter of fiscal 2008 that, had they been in place at the beginning of the period, the Company believes would have increased the Second Quarter Fiscal 2008 EBITDA by approximately $2.2 million.

Fiscal 2008 Compared to Fiscal 2007

The Company’s EBITDA decreased to $16.4 million for Fiscal 2008 from $26.0 million for Fiscal 2007, a decrease of 36.9%.  In addition, the Company reported a net loss of $12.5 million during Fiscal 2008 compared with net income of $0.8 million during Fiscal 2007.   Items contributing to the net loss include, but are not limited to:

•                  Cost of goods sold increased approximately $91.9 million due to expenses incurred primarily as a result of the acquisitions of Zartic and Clovervale (approximately $76.0 million), increased sales volume and a change in mix (approximately $3.7 million), and increased raw material costs (approximately $13.6 million), primarily due to increased prices paid for chicken (approximately $8.1 million); partially offset by other items.

•                  Selling expenses increased approximately $18.6 million incurred primarily as a result of the acquisitions of Zartic and Clovervale (approximately $15.7 million) and increased selling expense primarily due to increased promotional activity and sales discounts (approximately $1.4 million), and increased sales volume and a change in mix (approximately $1.0 million).

•                  Administrative expense increased approximately $3.4 million primarily as a result of the acquisitions of Zartic and Clovervale (approximately $1.9 million), integration expenses incurred primarily as a result of the acquisition of Zartic (approximately $0.7 million), bad debt expense associated with the bankruptcy of a customer (approximately $0.3 million), and management consulting fees incurred (approximately $0.3 million).

•                  Interest expense and other income increased approximately $6.0 million primarily as a result of increased average borrowing on the Company’s term loan due to debt incurred in conjunction with the Company’s acquisitions of Zartic and Clovervale, and the increase in average borrowings under the Company’s revolving credit facility.

•                  Depreciation expense increased approximately $3.5 million primarily due to the additional property, plant, and equipment being depreciated as a result of the Company’s acquisitions of Zartic and Clovervale.

Factors contributing to the net loss were partially offset by:

•                  Net revenues increased approximately $104.3 million primarily as a result of the acquisitions of Zartic and Clovervale (approximately $99.0 million), increased sales volume due to an increase in volume in the Company’s Miltary, Warehouse Club and National Accounts and Convenience Store end markets and changes in sales mix (approximately $2.9 million), and net price increases to customers (approximately $2.4 million); partially offset by other items.

•                  Increased income tax benefit as a result of a pre-tax loss during Fiscal 2008 compared to pre-tax income in Fiscal 2007 (approximately $7.2 million).

In Fiscal 2008, the Company incurred expenses that management believes are one-time in nature of approximately $3.5 million primarily related to unexpected downtime in its facility in Rome, Georgia of approximately $1.0 million, one time administrative and integration costs of approximately $1.4 million, and a one time charge related to transferring inventory to a new warehouse of approximately $1.1 million.  In addition, the Company has implemented strategic changes — primarily net price increases and headcount reductions - in the third quarter of fiscal 2008 that, had they been in place at the beginning of the period, the Company believes would have increased the Fiscal 2008 EBITDA by approximately $4.2 million.

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding EBITDA, a non-GAAP financial measure.  EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measures of liquidity.  EBITDA is included in this press release because it is the basis upon which the Company’s management assesses financial performance.  While EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.  A reconciliation of net income to EBITDA is included in this release.

Raw Materials Update

The primary materials used in the Company’s food processing operations include boneless beef, pork, chicken, flour, yeast, seasonings, cheese, breading, soy proteins, and packaging supplies.  Meat proteins are generally purchased under 7-day payment terms.  Historically, the Company has not hedged in the futures markets, and over time, raw material costs have fluctuated with movement in the relevant commodity markets.  Additionally, the Company has contracts with market-related pricing that allow the Company to immediately pass along commodity price variances.  Approximately 29.0% of total sales for Second Quarter Fiscal 2008 were protected from commodity exposure, of which 24.2% were attributable to market-related pricing contracts, while the other 4.8% were related to the USDA Commodity Reprocessing Program, which also insulates the Company from raw material price fluctuations.  For Fiscal 2008, approximately 29.9% of total sales were protected from commodity exposure, of which 24.6% were attributable to market-related pricing contracts, while the other 5.3% were related to the USDA Commodity Reprocessing Program, which also insulates the Company from raw material price fluctuations.

The following table represents the (increases)/decreases in the weighted average prices the Company paid for beef, chicken, pork, and cheese, excluding formulation mix and contracts with market-related pricing, during Second Quarter Fiscal 2008 compared to Second Quarter Fiscal 2007 and Fiscal 2008 compared to Fiscal 2007.

	(Increase)/Decrease In Weighted Average Prices Paid For Raw Materials
	Second Quarter Fiscal 2008
	Compared to	Fiscal 2008
	Second Quarter	Compared to
	Fiscal 2007	Fiscal 2007

Beef	(2.7%)	(3.8%)
Chicken	(40.0%)	(55.2%)
Pork	4.0%	(5.6%)
Cheese	(41.4%)	(25.5%)
Aggregate	(10.2%)	(14.5%)

Capital Expenditures

The Company had capital expenditures totaling $4.8 million and $4.0 million for Fiscal 2008 and Fiscal 2007, respectively.

Discussion of Results

As previously announced, Pierre Foods, Inc. will hold a quarterly conference call to discuss its results for the second quarter and fiscal year-to-date period ended September 1, 2007 on Monday, October 15, 2007 at 9:00 a.m. ET.  This conference call will be available via webcast on the Company’s website at www.pierrefoods.com or by direct dial at (888) 220-8440.  It will be recorded and available for playback beginning at noon ET on Monday, October 15, 2007 through midnight on Friday, October 19, 2007 by dialing
(888) 203-1112 or (719) 457-0820. The replay passcode is 3342271.  An archived version will be available on the Company’s website in the Investor Relations section.

Note on Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “expects,” “anticipates,” “estimates,” and similar expressions identify forward-looking statements.  These statements reflect the Company’s expectations at the time this release was issued and are not guarantees of future performance but instead involve various risks and uncertainties.  Actual events and results may differ materially from those described in the forward-looking statements.  Among the factors that could cause material differences are the ability of the Company to generate cash flows to meet its debt service obligations, increases in the price of raw materials, particularly beef, pork, chicken, and cheese, a decline in meat consumption or in the consumption of processed foods, outbreaks of disease among cattle, chicken or pigs, changes in applicable governmental regulations, such as the USDA’s Commodity Reprocessing Program, work stoppages or interruptions, the ability of the Company to comply with the financial covenants and other provisions of its financing arrangements, and other risks detailed from time to time in the Company’s periodic SEC reports.  The Company undertakes no obligation to update or revise any forward-looking statement.

The Company continuously evaluates contingencies based upon the best available information.  The Company believes it has recorded appropriate liabilities to the extent necessary in cases where the outcome of such liabilities is considered probable and reasonably estimable, and that its assessment of contingencies is reasonable.  To the extent that resolution of contingencies results in amounts that vary from management’s estimates, future earnings will be charged or credited accordingly.

As part of its ongoing operations in the food processing industry, the Company is subject to extensive federal, state, and local regulations and its food processing facilities and food products are subject to frequent inspection, audits, and inquiries by the USDA, the Food and Drug Administration, and various local health and agricultural agencies and by federal, state and local agencies responsible for the enforcement of environmental laws and regulations.  The Company is also involved in various legal actions arising in the normal course of business.  These matters are continuously being evaluated and, in some cases, are being contested by the Company and the outcome is not predictable. Consequently, an estimate of the possible loss or range of loss associated with these actions cannot be made.  Although occasional adverse outcomes (or settlements) may occur and could possibly have an adverse affect on the results of operations in any one accounting period, the Company believes that the final disposition of such matters will not have a material adverse effect on the Company’s consolidated financial position.

PIERRE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands)

	Second Quarter	Second Quarter
	Fiscal 2008	Fiscal 2007	Fiscal 2008	Fiscal 2007
	(Unaudited))
Sales	$151,498	$98,913	$308,999	$204,668
Cost of goods sold	116,714	68,641	234,678	142,739
Selling, general, and administrative expenses	29,371	17,571	57,919	35,919
Depreciation and amortization	9,216	6,878	18,488	13,674
Loss on disposition of property, plant, and equipment	-	5	-	5
Interest expense	9,023	5,583	17,213	11,105
Other income, net	80	4	103	36
Income (loss) before taxes	(12,746)	239	(19,196)	1,262
Income tax (provision) benefit	4,591	(109)	6,721	(452)
Net income (loss)	$(8,155)	$130	$(12,475)	$810

The following table provides a reconciliation of net income (loss) to EBITDA:

	Second Quarter Fiscal 2008	Second Quarter Fiscal 2007	Fiscal 2008	Fiscal 2007
Net income (loss)	$(8,155)	$130	$(12,475)	$810
Income tax provision (benefit)	(4,591)	109	(6,721)	452
Interest expense	9,023	5,583	17,213	11,105
Depreciation and amortization	9,216	6,878	18,488	13,674
EBITDA	$5,493	$12,700	$16,402	$26,005

PIERRE FOODS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 1, 2007 and March 3, 2007
(in thousands)

	September 1, 2007	March 3, 2007
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,962	$89
Accounts receivable, net	48,238	46,139
Inventories	78,343	68,496
Refundable income taxes	6,537	4,613
Deferred income taxes	5,012	5,159
Prepaid expenses and other current assets	5,844	5,553

Total current assets	151,936	130,049

PROPERTY, PLANT, AND EQUIPMENT, NET	95,506	98,560

OTHER ASSETS:
Other intangibles, net	126,219	139,551
Goodwill	217,146	218,222
Deferred loan origination fees	7,178	8,267
Other	7,063	5,181

Total other assets	357,606	371,221

Total Assets	$605,048	$599,829

LIABILITIES AND SHAREHOLDER’S EQUITY

CURRENT LIABILITIES:
Current installments of long-term debt	$1,557	$1,558
Trade accounts payable	21,828	20,567
Accrued interest	2,452	5,569
Accrued payroll and payroll taxes	6,837	7,116
Accrued promotions	4,428	3,278
Accrued taxes (other than income and payroll)	1,414	1,095
Other accrued liabilities	5,068	3,111

Total current liabilities	43,584	42,294

LONG-TERM DEBT, less current installments	378,571	357,286

DEFERRED INCOME TAXES	40,643	45,662

OTHER LONG-TERM LIABILITIES	4,974	4,767

Total Liabilities	467,772	450,009

SHAREHOLDER’S EQUITY:
Common stock — Class A, 100,000 shares authorized, issued, and outstanding at September 1, 2007 and March 3, 2007	150,176	150,188
Retained deficit	(12,900)	(368)

Total shareholder’s equity	137,276	149,820

Total Liabilities and Shareholder’s Equity	$605,048	599,829